Exhibit No. 17(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of New Century Portfolios and to the use of our report dated December 20, 2012 on the financial statements and financial highlights of New Century Portfolios incorporated by reference into this registration statement from the annual Report of the Fund for the fiscal year ended October 31, 2012.  Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
January 22, 2013